Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A of North Carolina Capital Management Trust: Cash Portfolio and Term Portfolio of our report dated August 24, 2007 on the financial statements and financial highlights included in the June 30, 2007 Annual Report to Shareholders of the above referenced funds which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 27, 2007